EXHIBIT 99.1

                                    PRESS RELEASE

          GENESCO                                       Corporate Relations
                                                    Genesco Park, Suite 478
                                                               P.O. Box 731
                                            Nashville, Tennessee 37202-0731
                                                               615-367-8281
                                                           615-367-8278 Fax

          Financial Contact:  James S. Gulmi-(615) 367-8325
          Media Contact:      Claire S. McCall-(615)367-8281

                          GENESCO NAMES NEW CHIEF EXECUTIVE

          NASHVILLE, Tenn., Oct. 13, 1994 -- Harry D. Garber, Chairman of the Board of Genesco Inc. (NYSE: GCO), announced today the appointment of David M. Chamberlain as interim president and chief executive officer of the Company. Mr. Chamberlain is a partner in Consumer Focus Partners, a venture capital company. He formerly served as chief officer of Shaklee Corporation, a manufacturer and market of consumer products. Mr. Chamberlain has been a director with Genesco since 1989.

               The appointment of Mr. Chamberlain followed the resignation today of E. Douglas Grindstaff as the Company's chief executive officer and director. Thomas B. Clark, executive vice president
          - administration, also resigned.

               In accepting the appointment, Mr. Chamberlain said that he planned an immediate analysis of the Company's business and financial strategies to enable the Company to be an aggressive competitor in difficult markets. Mr. Chamberlain indicated that the Board has directed him to institute a search for a permanent chief executive officer.

               Prior to his tenure with Shaklee Corporation, Chamberlain was senior vice president and group executive with Nabisco Brands Inc. and was president of the frozen foods division and new product area for The Quaker Oats Company.

               Genesco Inc., headquartered in Nashville, is a consumer products company with operations in footwear and men's tailored clothing.